EXHIBIT 99.1

IMMEDIATE RELEASE	NEWS
November 4, 2010	Nasdaq-EVOL

Evolving Systems Posts Revenue and Profitability Growth for the Nine Months Ended September 30, 2010

17th consecutive quarter of positive operating income

Continued momentum around DSA (Dynamic SIM Allocation™) solution with 49% revenue growth year to date

Balance Sheet stronger with working capital and cash up over 100% year over year

Board of Directors declares fourth quarter dividend of $0.05 per share to stockholders of record on December 10, 2010, payable January 14, 2011

ENGLEWOOD, Colorado — Evolving Systems, Inc. (Nasdaq-EVOL), a leading provider of software solutions and services to the wireless, wireline and cable markets, today reported profitability growth for its three and nine-month periods ended September 30, 2010.

“We continue to generate excellent profits while managing our business and our balance sheet to maximize long-term shareholder value,” said Thad Dupper, chairman and CEO.  “Despite the sluggish global economy, our nine-month revenue represents our highest nine-month total since 2005.  We attribute this to continued momentum around our DSA (Dynamic SIM Allocation) and international NumeriTrack® revenue, which grew 49% and 57%, respectively, year-to-date.  Our third quarter highlights include a DSA win with a cable operator launching a next generation wireless service, a DSA expansion to support mobile broadband services with a key European customer, and rollout of a major DSA installation in Indonesia.  During Q3 we also closed a large NumeriTrack license with a tier-one carrier in North America.  We are looking forward to continued progress in the fourth quarter.”

Third Quarter Results

Net income increased 19% in the third quarter of 2010 to $1.6 million from $1.3 million in the same quarter last year.  EPS was $0.16 per basic and $0.15 per diluted share, up from $0.14 per basic and $0.13 per diluted share a year ago.  Non-GAAP net income increased 14% to $1.9 million from $1.7 million, or $0.18 per diluted share versus $0.16 per diluted share a year ago.  Non-GAAP adjusted EBITDA was flat at $2.2 million.

Operating income increased 1% in the third quarter to $1.6 million and represented the Company’s 17th consecutive quarter of positive operating income.  As a percentage of revenue, third quarter operating income improved to 17.8% from 16.4% a year ago.

Third quarter revenue was $9.2 million, down from $9.9 million in the third quarter last year, due in part to cancellation of an order that was booked in the first quarter of 2010, as well as longer sales cycles related to the continued economic downturn.  Lower license fees and services revenue — $4.9 million in the third quarter versus $5.8 million in the same quarter last year — was partially offset by a 7% increase in customer support revenue — to $4.4 million from $4.1 million.  The higher customer support revenue reflected the positive impact of earlier DSA wins that are now in production.  Revenue mix by product group included $5.1 million in Activation, $3.7 million in Numbering Solutions and $0.4 million in Mediation.  DSA and iNT solutions represented 31% of total revenue in the third quarter while emerging markets accounted for 27% of overall revenue.

Total costs of revenue and operating expenses in the third quarter declined by 8% to $7.6 million from $8.3 million due primarily to lower variable costs related to lower revenue as well as lower facility costs and professional fees.  Sales and marketing expense declined 13% to $1.8 million from $2.0 million.  General and administrative expense declined 15% to $1.3 million from $1.5 million, and product development expense increased 7% to $1.0 million from $0.9 million as the Company continued to invest in its DSA technology.

Nine month results

Net income for the first nine months of 2010 increased 23% to $4.2 million from $3.4 million in the same period a year ago.  The Company reported EPS of $0.42 per basic and $0.39 per diluted share through nine months versus $0.35 per basic and $0.34 per diluted share in the first nine months of 2009.  Non-GAAP net income increased 19% to $5.2 million from $4.4 million, or $0.49 per diluted share versus $0.44 per diluted share a year ago.  Non-GAAP adjusted EBITDA was up 4% to $6.7 million from $6.5 million last year.

Operating income for the first nine months increased 5% to $5.0 million from $4.8 million in the same period last year.  As a percentage of revenue, operating income improved to 17.5% in 2010 from 17.0% a year ago.

Revenue through nine months increased 1% to $28.7 million from $28.4 million in the same period last year.  It was Evolving Systems’ highest nine-month year-to-date revenue total since 2005 and was the fourth consecutive year of nine-month revenue growth.  License fees and services revenue grew 2% in the period to $16.2 million from $15.9 million.  Customer support revenue was up less than one percent to $12.5 million from $12.4 million.  Year-to-date revenue mix included $16.4 million in Activation, $10.9 million in Numbering Solutions and $1.4 million in Mediation.  DSA and iNT revenue totaled 29% of total revenue during the first nine months and 36% of overall revenue came from emerging markets.

Total costs of revenue and operating expenses through nine months was essentially flat at $23.7 million versus $23.6 million a year ago.  Product development expense increased 44% year-over-year to $3.3 million from $2.3 million, primarily as the result of investments in the Company’s DSA solution.  Sales and marketing expense declined 6% to $5.5 million from $5.9 million and general and administrative expense declined

2% to $4.3 million from $4.4 million, the result of lower incentive compensation and professional fees.

Bookings and Backlog Highlights

In what is traditionally the slowest bookings quarter of the year, the Company booked $7.5 million in new orders in the third quarter, up 6% from $7.1 million in the second quarter and up 1.0% from $7.4 million in the same quarter a year ago. Total bookings included $5.0 million in license fees and services and $2.5 million in customer support.  Year-over-year, license fees and services bookings declined to $5.0 million from $5.5 million due to lower sales of the Company’s activation solutions, partially offset by orders for numbering solutions.  Customer support bookings increased 30% year-over-year to $2.5 million from approximately $2.0 million.  By product category, third quarter bookings included $4.4 million in Activation, $3.0 million in Numbering Solutions and $0.1 million in Mediation.

Total bookings through nine months were $22.1 million, down 9% from $24.2 million a year ago.  Total bookings included $13.6 million in license fees and services, down 17% from $16.2 million due to lower sales of activation solutions, and $8.5 million in customer support bookings, up 7% to $8.5 million from $7.9 million.  By product category for the first nine months, bookings included $12.8 million in Activation, $7.8 million in Numbering Solutions, and $1.5 million in Mediation.  The Company defines bookings as new, non-cancelable orders expected to be recognized as revenue during the following 12 months.

Backlog at September 30, 2010, was $13.8 million, down from $16.8 million at the same time last year.  Backlog included $5.7 million in license fees and services and $8.1 million in customer support.

Balance Sheet Highlights

Evolving Systems continued to strengthen its balance sheet in the third quarter.  Cash and cash equivalents at September 30, 2010, totaled $10.7 million, up 108% from $5.2 million at the same time last year and up 99% from 2009 year-end. The Company generated $6.6 million in cash from operations through the first nine months of 2010, up 204% from $2.2 million over the same period last year.

Quarterly Dividend

The Board of Directors declared a fourth quarter cash dividend of $0.05 per share to stockholders of record on December 10, 2010, payable on January 14, 2011. Evolving Systems paid a quarterly cash dividend of $0.05 per share on October 15, 2010, to stockholders of record on September 10, 2010.

Any determination to declare a future quarterly dividend, as well as the amount of any cash dividend which may be declared, will be based on the Company’s financial position, earnings, earnings outlook, capital expenditure plans and other relevant factors at that time.

Conference Call

The Company will conduct a conference call and webcast today at 2:30 p.m. Mountain Time.  The call-in numbers for the conference call are 1-877-303-6316 for domestic toll free and 650-521-5176 for international callers.  The conference ID is 19062479.  A telephone replay will be available through November 11, 2010, and can be accessed by calling 1-800-642-1687 or 1-706-645-9291, passcode 19062479.  To access a live webcast of the call, please visit Evolving Systems’ website at www.evolving.com.  A replay of the Webcast will be accessible at that website through November 11, 2010.

Non-GAAP Financial Measures

Evolving Systems reports its financial results in accordance with accounting principles generally accepted in the U.S. (GAAP).  In addition, the Company is providing in this news release non-GAAP financial information in the form of net income, diluted net income per share and adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, impairment, stock compensation and gain/loss on foreign exchange transactions.)  Management believes these non-GAAP financial measures are useful to investors and lenders in evaluating the overall financial health of the Company in that they allow for greater transparency of additional financial data routinely used by management to evaluate performance.  Investors and financial analysts who follow the Company use non-GAAP net income and non-GAAP diluted income per share to compare the Company against other companies.  Adjusted EBITDA relates to a covenant contained in the Company’s loan agreements and therefore can be useful for lenders as an indicator of earnings available to service debt.  Non-GAAP financial measures should not be considered in isolation from or as an alternative to the financial information prepared in accordance with GAAP.

About Evolving Systems

Evolving Systems, Inc. is a provider of software and services to more than 70 network operators in over 40 countries worldwide.  Its portfolio includes market-leading products for Service Activation, Service Verification, Dynamic SIM Allocation, Number Portability, Number Inventory and Mediation solutions.  Founded in 1985, the Company has headquarters in Englewood, Colorado, with offices in the United Kingdom, Germany, India and Malaysia.

CAUTIONARY STATEMENT

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, statements about the Company’s growth and future profitability, future business, revenue and expense projections, the Company’s continued ability to post quarterly or nine-month results that are similar to those described in this press release and the impact of new products and accounts on the Company’s business are forward-looking statements.  These statements are based on our expectations and are naturally subject to uncertainty and changes in circumstances. Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these statements. Actual results could vary materially from these expectations.  For a more extensive discussion of Evolving Systems’ business, and important factors that could cause actual results to differ materially from those contained in the forward-looking statements, please refer to the Company’s Form 10-K filed with the SEC on March 8, 2010, as well as subsequently filed Forms 10-Q, 8-K and press releases.

Investor Relations	Press Relations

Jay Pfeiffer	Sarah Hurp
Pfeiffer High Investor Relations, Inc.	Marketing Manager
303.393.7044	Evolving Systems
jay@pfeifferhigh.com	+44 1225 478060
sarah.hurp@evolving.com

Consolidated Statements of Operations

(In thousands except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
(Unaudited)	2010	2009	2010	2009
Revenue:
License fees and services	$4,891	$5,836	$16,184	$15,940
Customer support	4,353	4,077	12,519	12,445
Total revenue	9,244	9,913	28,703	28,385
Costs of revenue and operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,964	1,984	6,071	5,726
Costs of customer support, excluding depreciation and amortization	1,250	1,452	3,536	4,286
Sales and marketing	1,760	2,032	5,521	5,861
General and administrative	1,321	1,546	4,271	4,378
Product development	982	919	3,311	2,300
Depreciation	146	160	446	474
Amortization	172	194	512	548
Total costs of revenue and operating expenses	7,595	8,287	23,668	23,573
Income from operations	1,649	1,626	5,035	4,812
Other income (expense):
Interest income	6	1	10	24
Interest expense	(20)	(145)	(81)	(563)
Foreign currency exchange loss	63	226	(86)	(436)
Other income (expense), net	49	82	(157)	(975)
Income before income taxes	1,698	1,708	4,878	3,837
Income tax expense	122	380	688	438
Net income	$1,576	$1,328	$4,190	$3,399
Basic income per common share	$0.16	$0.14	$0.42	$0.35
Diluted income per common share	$0.15	$0.13	$0.39	$0.34
Weighted average basic shares outstanding	10,157	9,797	10,067	9,780
Weighted average diluted shares outstanding	10,807	10,249	10,717	10,024

Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
(Unaudited)	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$10,701	$5,369
Contract receivables, net	4,531	11,344
Unbilled work-in-progress	3,651	1,720
Prepaid and other current assets	1,596	1,917
Total current assets	20,479	20,350
Property and equipment, net	1,127	1,196
Amortizable intangible assets, net	1,323	1,864
Goodwill	22,175	22,295
Long-term restricted cash	50	50
Other long-term assets	2	82
Total assets	$45,156	$45,837
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and capital lease obligations	$26	$357
Accounts payable and accrued liabilities	5,485	4,531
Unearned revenue	5,842	10,688
Total current liabilities	11,353	15,576
Long-term liabilities:
Long-term debt and other obligations	15	1,535
Deferred foreign income taxes	67	257
Total liabilities	11,435	17,368
Stockholders’ equity:
Common stock	10	10
Additional paid-in capital	85,559	83,499
Accumulated other comprehensive loss	(3,232)	(3,242)
Accumulated deficit	(48,616)	(51,798)
Total stockholders’ equity	33,721	28,469
Total liabilities and stockholders’ equity	$45,156	$45,837

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands except per share data)

(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Non-GAAP net income and income per share data

GAAP net income	$1,576	$1,328	$4,190	$3,399
Amortization of intangible assets	172	194	512	548
Stock-based compensation expense	241	223	737	649
Income tax adjustment for non-GAAP*	(69)	(67)	(204)	(198)
Non-GAAP net income	$1,920	$1,678	$5,235	$4,398
Diluted net income per share
GAAP	$0.15	$0.13	$0.39	$0.34
Non-GAAP	$0.18	$0.16	$0.49	$0.44
Shares used to compute diluted EPS	10,807	10,249	10,717	10,024

*The estimated income tax for non-GAAP net income is adjusted by the amount of additional expense that the Company would accrue if it used non-GAAP results instead of GAAP results in the calculation of its tax liability, taking into account in which tax jurisdiction each of the above adjustments would be made and the tax rate in that jurisdiction.

	Three months ended		Nine months ended
	September 30,		September 30,
	2010	2009	2010	2009
Adjusted EBITDA

Net income	$1,576	$1,328	$4,190	$3,399
Depreciation	146	160	446	474
Amortization	172	194	512	548
Stock-based compensation expense	241	223	737	649
Interest expense and other (benefit), net	(49)	(82)	157	975
Income tax expense	122	380	688	438
Adjusted EBITDA	$2,208	$2,203	$6,730	$6,483